EXHIBIT 99.1

River Valley Bancorp
Announces Earnings for the Quarter
Ended March 31, 2006

For Immediate Release
Tuesday April 18, 2006

Madison, Indiana - April 18, 2006- River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2006.

Net income for the quarter was $402,815, a decrease of $112,436 or 21.82%, from the $515,251 reported for the quarter ended March 31, 2006. Included in this decrease for the quarter were losses of $56,000 related to an asset that is accounted for on the equity method and increased amortization expense of $132,000 associated with mortgage servicing rights. In the first quarter of 2005, the Corporation reduced the valuation allowance associated with mortgage servicing rights by $126,000 which reduced amortization expense. These two items, when tax affected, reflect more than the decrease recorded for period to period comparison. Net income for the quarter ended March 31, 2006 expressed as basic earnings per share was $0.25. For the same period in 2005, basic earnings per share was $0.33. For the quarter ended March 31, 2006, return on average assets was 0.49% and the return on equity was 6.97%.

Assets totaled $322.7 million as of March 31, 2006, an increase of $20.9 million from balances reported on March 31, 2005, and a decrease of $6.0 million from the balances reported as of December 31, 2005. Net loans, including loans held for sale, were $231.7 million as of March 31, 2006, nearly unchanged from $230.9 as of March 31, 2005, and an increase of $2.0 million from December 31, 2005. Deposits totaled $215.2 million as of March 31, 2006, an increase of $37.7 million from March 31, 2005, or $8.5 million from the $206.7 million reported as December 31, 2005.

“As can be witnessed by our balance sheet growth, our business is strong. Prescribed accounting charges had a negative impact on operating results for the first quarter of 2006”, stated Matthew P. Forrester, president of River Valley Bancorp. The CEO further added, “but it has been the unrelenting pressure on margins that has burdened the banking industry as a whole. The industry, and our Company have endured a painful period of rapidly rising short term rates and a flat or negatively sloped yield curve. This has given optionality to the consumer and hindered prudent balance sheet management. The good news is that the pendulum has started to swing back toward reason and opportunity.”

Equity as of March 31, 2006 was $23.2 million, or 7.0% as expressed as a percentage of assets. Book value per share of River Valley Bancorp stock was $14.46 as of March 31, 2006.

The last reported trade of “RIVR” stock on April 18, 2004 was at $19.70.

Selected Financial Information
(In thousands, unless otherwise noted)

	3 Months Ended	3 Months Ended
	3-31-2006	3-31-2005

Assets	$322,708	$301,850
Net Loans, including
Loans held for sale	231,739	230,912
ALL	2,373	2,293
Deposits	215,242	177,499
Shareholders’ Equity	23,156	22,498

Total Interest Income	$4,444	$3,785
Total Non Interest Income	572	575
Interest Expense	2,498	1,793
Non Interest Expense	1,850	1,615
Provision Loan Losses	84	72
Taxes	181	365
Net Income	403	515

ROAA	0.49%	0.68%
ROAE	6.97%	9.13%
Earnings per Basic Share	$0.25	$0.33
Diluted Earnings per Share	$0.25	$0.31

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949